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EXHIBIT 2

IRREVOCABLE TRUST AGREEMENT

        This Trust Agreement is entered into this 29th day of November, 2003, between BARBARA K. WHITMAN, a resident of Martin County, Florida, the Grantor of the Trust, hereinafter referred to in the first person, and THOMAS C. DANZIGER, the Trustee of the Trust, hereinafter referred to as the "Trustee." Furthermore, any successor trustee shall be referred to herein as the "Trustee." This Trust may be referred to as the "BARBARA K. WHITMAN IRREVOCABLE TRUST dated November 29, 2003."

ARTICLE I—DELIVERY AND IRREVOCABILITY

        1.1    DELIVERY.    I hereby irrevocably and unconditionally transfer, assign, convey and deliver to the Trustee the property described in Exhibit "A" attached hereto and made a part hereof.

        1.2    IRREVOCABILITY.    I hereby declare that this Trust Agreement is and shall be irrevocable and that I shall have no right to revoke, alter, amend or modify the Trust Agreement or any provision hereof, either alone or in conjunction with any other person. Therefore, in addition, I expressly waive all rights and powers which I might have to appoint this property to myself, my estate or the creditors of either and all rights and powers which I might have to remove the Trustee of this Trust and to appoint a successor trustee in the event of a vacancy. I have not reserved and hereby waive any ownership, management or control over the Trust or the trust property.

ARTICLE II—MANAGEMENT OF THE TRUST ESTATE DURING MY LIFETIME

        2.3    INCOME.    During my lifetime, the Trustee may pay to me all of the income of the Trust (which shall include capital gains and capital losses) at least quarterly as the Trustee, in the Trustee's discretion shall deem necessary from time to time for my health, education, maintenance and support, in accordance with my customary standard of living, without taking into account the income and other financial resources available to me for those purposes.

        2.4    PRINCIPAL.    During my lifetime, the Trustee may pay to me or expend for my benefit so much of the principal of the trust estate as the Trustee, in the Trustee's discretion shall deem necessary from time to time for my health, education, maintenance and support, in accordance with my customary standard of living, without taking into account the income and other financial resources available to me for those purposes.

        2.3    PARTIAL REVERSION.    On January 30th of each year, the Trustee shall distribute all of the assets then comprising the trust estate, including accumulated and undistributed income, other than the sum of One Thousand Dollars ($1,000.00) to me.

        2.4    TERMINATION.    Upon my death, the remaining assets comprising the trust estate, including accumulated and undistributed income, shall be distributed by the Trustee to the Personal Representative of my Estate.

ARTICLE III—APPOINTMENTS

        3.2    SUCCESSOR TRUSTEES.    In the event of the inability to serve or resignation of THOMAS C. DANZIGER to serve as Trustee hereunder, the successor Trustee shall be such individual, trust company or bank with trust powers appointed by THOMAS C. DANZIGER. In no event shall I become the Trustee hereunder.

        3.2   I hereby agree to indemnify and hold the Trustee harmless for any acts or omissions of the Trustee, provided such acts or omissions are not the result of willful misconduct or done in bad faith.

ARTICLE IV—ADMINISTRATIVE PROVISIONS

        4.1    RESIGNATION OF TRUSTEE.    Any Trustee may resign by written notice to such person designated as the successor Trustee pursuant to the provision of Section 3.1 of Article III hereof, or if none, to me. In the event no successor Trustee is eligible or willing to serve as the successor Trustee pursuant to the provisions of Section 3.1 of Article III hereof, the successor Trustee shall be appointed by the unanimous decision of my children.

        4.2    REMOVAL OF TRUSTEE.    My children may at any time remove any Trustee by instrument in writing delivered to the Trustee. Under no circumstances may I remove a Trustee of this Trust.

        4.3    COMPENSATION AND EXPENSES.    The Trustee shall be entitled to fair and reasonable compensation. Reasonable costs and expenses incurred by the Trustee shall be paid from or reimbursed from the trust property.

        4.4    NO BOND OR COURT ACCOUNTING REQUIRED.    No bond or surety is required of any Trustee. No Trustee shall be obligated to account to any court for the administration of any trust created under this instrument.

        4.5    NO DUTY TO EXAMINE PRIOR ACTS.    The Trustee shall not be personally liable for any act or omission of any predecessor Trustee. With the approval of the beneficiary then entitled to receive or have the benefit of the income from the Trust, a successor Trustee may accept the account rendered and the property received as a full and complete discharge of the predecessor Trustee.

        4.6    POWERS.    The primary purpose of this Trust is to provide a means for the management of the property comprising the Trust, including intangible personal property. The Trustee has full fiduciary powers over the Trust property as provided by Florida law. Any Trustee serving hereunder shall have all of the powers from time to time conferred upon Trustees by common and statutory law of the State of Florida and any other state in which this Trust is administered, from time to time, except to the extent a power would conflict with a provision in this instrument, in which case the provision of this instrument shall control. The power of the Trustee shall include the power to delegate investment responsibilities to an agent. The power of the Trustee shall include, by way of illustration and not by limitation, the following powers:

    D.
    To open, operate and maintain a securities brokerage account wherein any securities may be bought and sold on margin and to hypothecate or pledge, borrow upon, purchase and/or sell existing securities in such account as Trustee may deem appropriate and useful.

    E.
    To transfer or otherwise dispose of a trust asset, including by selling, conveying, encumbering, assigning delegating, alienating or abandoning, and

    F.
    To compromise, release, relinquish or waive any right or claim with respect to a trust asset.

        4.7    CONSTRUCTION AND GOVERNING LAW.    The section headings used are for convenience only and shall not be used to interpret this instrument. The law of the State of Florida shall govern the validity and interpretation of the provisions of this instrument.

ARTICLE V—EFFECTIVE DATE

        If the Grantor and the Trustee execute this Agreement on different dates, the Effective Date of this Trust is defined as the date the Grantor signs the instrument.

        IN WITNESS WHEREOF, the Grantor has executed this Agreement this 29th day of November, 2003.

BARBARA K. WHITMAN, Grantor

        In our presence the foregoing instrument was declared by the above-named Grantor to be her Irrevocable Trust and it was signed by her. We have subscribed our names as witnesses in the presence of BARBARA K. WHITMAN, at her request and in the presence of each other after the Grantor signed her name, on November 29th, 2003.

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ACKNOWLEDGMENT AND ACCEPTANCE OF TRUSTEE

        THOMAS C. DANZIGER does hereby acknowledge the foregoing BARBARA K. WHITMAN IRREVOCABLE TRUST AGREEMENT and agrees to serve as Trustee thereof pursuant to its terms and provisions.

        DATED this 29th day of November, 2003, at            New York.

Thomas C. Danziger, TRUSTEE

EXHIBIT "A"

        The following assets are hereby dedicated to the BARBARA K. WHITMAN IRREVOCABLE TRUST dated November 29, 2003:

        Ten ($10.00) Dollars

Witnesses:
BARBARA K. WHITMAN, GRANTOR
As to GRANTOR

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  EXHIBIT 2
IRREVOCABLE TRUST AGREEMENT
ARTICLE I—DELIVERY AND IRREVOCABILITY
ARTICLE II—MANAGEMENT OF THE TRUST ESTATE DURING MY LIFETIME
ARTICLE III—APPOINTMENTS
ARTICLE IV—ADMINISTRATIVE PROVISIONS
ARTICLE V—EFFECTIVE DATE
ACKNOWLEDGMENT AND ACCEPTANCE OF TRUSTEE
EXHIBIT "A"